                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Rohm and Haas Company
     ----------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                              Rohm and Haas Company
     ----------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

100 INDEPENDENCE MALL WEST PHILADELPHIA PA 19106 TELEPHONE (215) 592-3000

                                                                      [ID: LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 1995

     The annual meeting of stockholders of Rohm and Haas Company will be held at WHYY, Independence Mall West, 150 N. 6th Street, Philadelphia, Pennsylvania 19106, on Monday, May 1, 1995, at 10:30 a.m. to elect 14 directors and act on such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 10, 1995, are entitled to vote their shares.

     It is important that your shares be voted at the meeting. Please sign, date and return the enclosed proxy promptly. The accompanying envelope requires no postage if mailed in the United States.

     A summary report of the meeting will be mailed to stockholders.

                                                 Gail P. Granoff
                                                 Secretary

March 24, 1995

ROHM AND HAAS COMPANY

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 1995

  The enclosed proxy is solicited on behalf of the Board of Directors of Rohm and Haas Company for use at the annual meeting of stockholders to be held at WHYY, Independence Mall West, 150 N. 6th Street, Philadelphia, Pennsylvania 19106, on May 1, 1995, and at any adjournment thereof. Stockholders of record at the close of business on March 10, 1995 are entitled to notice of and to vote at the meeting. The Company had outstanding 67,684,377 shares of common stock and 2,672,048 shares of preferred stock on that date. Each share of common and preferred stock is entitled to one vote.

  All shares represented by duly executed proxies will be voted at the meeting. Any stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by written notice to the Company's secretary. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee of $5,000 plus reasonable out-of-pocket expenses. The Company will pay the cost of soliciting proxies, which are being mailed about March 24, 1995.

ELECTION OF DIRECTORS
  Fourteen directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected.

  The persons identified on pages 3 through 6 were nominated by the Board of Directors upon the recommendation of the Nominating Committee. All nominees currently serve on the Board of Directors. If any nominee is unable to serve as a director, the persons named in the proxy will vote for such other nominee as may be designated by the Board of Directors. No nominee owns more than 1% of the outstanding stock. Votes may be cast in favor of or withheld from each nominee. Provided that a quorum is present, the affirmative vote of the holders of a majority of the stock represented in person or by proxy at the meeting is required for election.

- ------------------------

[PHOTO]

                               GEORGE B. BEITZEL
                               DIRECTOR SINCE 1983
- ------------------------

Mr. Beitzel, 66, senior vice president and director of International Business Machines Corporation until retirement in March 1987; director of Bankers Trust Company, Computer Task Group, Flight Safety International, Inc., Phillips Gas Company, Phillips Petroleum Company, Roadway Services, Inc. and TIG Holdings.

Rohm and Haas Board Committees:
Chairman--Finance; member--Audit, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               DANIEL B. BURKE
                               DIRECTOR SINCE 1986
- ------------------------

Mr. Burke, 66, director of Capital Cities/ABC, Inc.; previously chief executive officer, president and director of Capital Cities/ABC, Inc. from 1990 to 1994; president, chief operating officer and director of Capital Cities/ABC, Inc. from 1986 to 1990; director of Avon Products, Inc., Consolidated Rail Corporation and Morgan Stanley Group, Inc.

Rohm and Haas Board Committees:
Chairman--Executive Compensation; member--Corporate Responsibility, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               EARL G. GRAVES
                               DIRECTOR SINCE 1984
- ------------------------

Mr. Graves, 60, chairman and chief executive officer of Earl G. Graves Ltd.; chairman and chief executive officer of Pepsi-Cola of Washington, D.C.; publisher and editor of Black Enterprise magazine; EGOLI Beverages (Pepsi-Cola
S. A.) General Partner; director of Aetna Life and Casualty Company, Chrysler Corporation, Federated Department Stores and American Airlines, Inc.

Rohm and Haas Board Committees:
Chairman--Strategic Planning; member--Corporate Responsibility, Executive Compensation, Nominating

- ------------------------

[PHOTO]

                               JAMES A. HENDERSON
                               DIRECTOR SINCE 1989
- ------------------------

Mr. Henderson, 60, chairman, chief executive officer and director of Cummins Engine Company, Inc. since 1995; chief executive officer, president and director of Cummins Engine Company, Inc. from 1994 to 1995 and previously president, chief operating officer and director of Cummins Engine Company, Inc.; director of Inland Steel Industries, Inc. and Ameritech Corporation.

Rohm and Haas Board Committees:
Audit, Finance, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               JAMES H. MCARTHUR
                               DIRECTOR SINCE 1977
- ------------------------

Mr. McArthur, 60, dean of Harvard Business School; director of Cabot Corporation, Chase Manhattan Corporation and Springs Industries, Inc.

Rohm and Haas Board Committees:
Chairman--Audit; member--Finance, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               PAUL F. MILLER, JR.
                               DIRECTOR SINCE 1969
- ------------------------

Mr. Miller, 67, partner, Miller Associates, a private investment partnership and limited partner in the investment management firm of Miller, Anderson & Sherrerd since 1992; previously general partner in Miller, Anderson & Sherrerd from 1969 to 1991; director of Hewlett-Packard Company, The Mead Corporation and SPS Technologies Inc.

Rohm and Haas Board Committees:
Chairman--Nominating; member--Audit, Executive, Finance, Strategic Planning

- ------------------------

[PHOTO]

                               SANDRA O. MOOSE
                               DIRECTOR SINCE 1981
- ------------------------

Dr. Moose, 53, senior vice president and director of The Boston Consulting Group, Inc.; director of GTE Corporation and twenty-seven investment companies sponsored by New England Funds.

Rohm and Haas Board Committees:
Chairman--Corporate Responsibility; member--Executive, Executive Compensation, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               JOHN P. MULRONEY
                               DIRECTOR SINCE 1982
- ------------------------

Mr. Mulroney, 59, president and chief operating officer since 1986; director of Teradyne Inc. and Aluminum Company of America.

Rohm and Haas Board Committees:
Corporate Responsibility, Executive, Strategic Planning

- ------------------------

[PHOTO]

                               ROBERT E. NAYLOR, JR.
                               DIRECTOR SINCE 1986
- ------------------------

Dr. Naylor, 62, group vice president; previously group vice president and regional director for North America from 1989 to 1994; director of Airgas, Inc.

Rohm and Haas Board Committees:
Finance, Strategic Planning

- ------------------------

[PHOTO]

                               GILBERT S. OMENN
                               DIRECTOR SINCE 1987
- ------------------------

Dr. Omenn, 53, dean of the School of Public Health and Community Medicine at the University of Washington, Seattle; Professor of Medicine and Professor of Environmental Health; director of Amgen and Immune Response Corp.

Rohm and Haas Board Committees:
Audit, Finance, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               RONALDO H. SCHMITZ
                               DIRECTOR SINCE 1992
- ------------------------

Dr. Schmitz, 56, member of the Board of Managing Directors of Deutsche Bank AG since 1991; previously member of the Board of Managing Directors from 1980 until 1990 and Chief Financial Officer from 1984 until 1990 of BASF AG; director of Bertelsmann AG, Deutsche Bundesbahn Holding GmbH, Deutsche und Hypothekenbank AG, Godecke AG, Kaufhof Holding AG, Metallgesellschaft AG and Tchibo Holding AG.

Rohm and Haas Board Committees:
Audit, Finance, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               ALAN SCHRIESHEIM
                               DIRECTOR SINCE 1989
- ------------------------

Dr. Schriesheim, 65, chief executive officer and director of Argonne National Laboratory since 1984; director of HEICO Corporation.

Rohm and Haas Board Committees:
Corporate Responsibility, Executive Compensation, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               MARNA C. WHITTINGTON
                               DIRECTOR SINCE 1989
- ------------------------

Dr. Whittington, 47, partner of the investment management firm of Miller, Anderson & Sherrerd since 1994; previously head of the business core of Miller, Anderson & Sherrerd from 1992 to 1993; executive vice president in 1992 and senior vice president from 1988 to 1991 at the University of Pennsylvania; director of Federated Department Stores.

Rohm and Haas Board Committees:
Audit, Executive, Finance, Nominating, Strategic Planning

- ------------------------

[PHOTO]

                               J. LAWRENCE WILSON
                               DIRECTOR SINCE 1977
- ------------------------

Mr. Wilson, 59, chairman and chief executive officer since 1988; director of The Vanguard Group of Investment Companies and Cummins Engine Company, Inc.

Rohm and Haas Board Committees:
Chairman--Executive; member--Strategic Planning

BOARD ORGANIZATION AND COMPENSATION

ORGANIZATION

  The Board of Directors held five meetings in 1994. All directors except Dr. Schmitz attended at least 75% of the meetings of the board and committees on which they serve. The committees of the board, their functions and the number of meetings held in 1994 are:

  AUDIT COMMITTEE (three meetings)--reviews the Company's annual financial statements; recommends to the Board of Directors the selection of the Company's independent accountants; approves audit and non-audit fees of independent accountants; reviews their independence and considers the scope of their audits and audit results, including review of the auditors' management letter and the Company's response to that letter; considers the adequacy of the Company's internal accounting control systems; reviews the staffing and audit program of the internal auditing department; and reviews the adequacy of the Company's policies and procedures with respect to compliance with the Company's Code of Business Conduct.

  CORPORATE RESPONSIBILITY COMMITTEE (two meetings)--establishes guidelines and monitors management performance in meeting the Company's responsibilities to its employees, its customers, the general public and the communities in which the Company operates.

  EXECUTIVE COMMITTEE (no meeting)--considers matters requiring board action between Board of Directors' meetings.

  EXECUTIVE COMPENSATION COMMITTEE (three meetings)--reviews and approves compensation plans and remuneration arrangements for senior management and directors and oversees the administration of executive compensation plans.

  FINANCE COMMITTEE (four meetings)--reviews the financial strategy of the Company, particularly its policies for capital structure, dividend payout, and return on assets; approves and recommends to the Board of Directors all dividend payments; considers the Company's financing plans; reviews the Company's foreign financial programs and currency exposure policies and practices; and provides oversight to the Benefits Investment Committee.

  NOMINATING COMMITTEE (four meetings)--determines corporate governance policies, monitors the program for top management succession; evaluates the performance of the chief executive officer, other executive officers and the Board of Directors; and recommends the composition of the Board of Directors and nominees for membership on the board. The Committee will consider board nominations submitted by stockholders if names and biographical data are submitted in writing to the Committee.

  STRATEGIC PLANNING COMMITTEE (two meetings)--reviews and approves the Company's long-term plans, strategies and resource allocations as well as intermediate-term operating plans.

COMPENSATION

  Directors who are employees of the Company do not receive compensation for their services as directors.

  ANNUAL--Directors who are not employees receive the following compensation:
- --------------------------------------------------------------------------------

Annual Retainers Directors                                                           $20,000
  Audit Committee chairman                                                             5,250
  Other Committee chairmen                                                             2,750
  Committee members                                                                    2,250

Attendance fee for board and committee meetings                                        1,000

- --------------------------------------------------------------------------------

  RESTRICTED STOCK PLAN OF 1992 FOR NON-EMPLOYEE DIRECTORS--All non-employee directors received a grant of restricted stock equal to $25,000 in January 1988, or upon election, if elected thereafter. The Restricted Stock Plan of 1992 for Non-Employee Directors continued this practice with non-employee directors receiving a grant of restricted stock equal to $25,000 every five years from the initial grant of stock until the year 2001.

  This plan covers an aggregate of 50,000 shares of Company common stock. As in the initial grant, the shares vest 20% for each year of board service. All shares are subject to forfeiture if a director leaves the board prior to completing five years of board service following the date of grant except in the event of retirement, death or disability.

  Directors may also elect to receive their board and committee retainers in restricted stock under the provisions of this plan; all such shares are immediately 100% vested.

  The Board of Directors may suspend, amend or terminate the plan at any time except that no amendment may extend the duration of the plan or increase the maximum number of shares that may be granted.

  OTHER BENEFITS--Non-employee directors who retire at age 70 after serving on the board for at least five years are entitled to receive an annual pension equal to their annual retainer as a director for a period of time not exceeding their length of service on the Board of Directors. Non-employee directors may elect to defer all or part of their compensation for services as a director. Mr. Beitzel and Dr. Omenn also receive a fee for their services as members of the Company's Environmental Advisory Council.

  OTHER INFORMATION--The equity fund in the Company's Savings Plan is invested in The Vanguard Index 500 Fund. Mr. Wilson is a director of The Vanguard Group of Investment Companies. The Company has a revolving credit agreement with Deutsche Bank under which the Company and its subsidiaries may borrow up to $35 million. The Company and its subsidiaries also have other banking relationships with Deutsche Bank in the normal course of business. Dr. Schmitz is a member of the board of managing directors of Deutsche Bank.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                       -----------------------
                                                                         AWARDS       PAYOUTS
                                                                       ----------     --------       ALL
                                    ANNUAL COMPENSATION    OTHER       SECURITIES                   OTHER
         NAME AND                   -------------------   COMPEN-      UNDERLYING       LTIP       COMPEN-
         PRINCIPAL                   SALARY     BONUS      SATION       OPTIONS       PAYOUTS      SATION
         POSITION            YEAR     ($)        ($)        ($)           (#)           ($)          ($)
- ----------------------------------------------------------------------------------------------------------
                                                    (1)        (2)                         (1)         (3)
J. Lawrence Wilson            1994  $579,500   $350,761   $      0          9,500     $258,945     $10,279
  Chairman & C.E.O.           1993   552,500    172,142          0          9,900      223,726      12,322
                              1992   525,000    401,524          0         11,000      291,240      11,853
Donald C. Garaventi           1994  $285,625   $125,438   $      0          3,700     $ 94,622     $ 7,066
  Vice President              1993   277,750     60,873          0          3,900       82,827       9,804
                              1992   267,333    154,651          0          4,300      109,363       9,534
John P. Mulroney              1994  $427,000   $218,423   $      0          6,500     $169,390     $ 9,207
  President                   1993   413,250    115,467          0          6,700      148,275      13,748
                              1992   395,250    248,193          0          7,500      193,067      13,190
Robert E. Naylor, Jr.         1994  $321,625   $150,564   $      0          4,500     $118,896     $ 8,706
  Group Vice President        1993   310,875     79,722          0          4,700      104,076      11,350
                              1992   295,667    185,864          0          5,200      135,487      10,970
Basil A. Vassiliou            1994  $262,750   $125,438   $105,218          3,700     $ 87,385     $63,357
  Vice President              1993   242,167     62,473     47,058          4,336       70,471      64,796
                              1992   219,750    127,919     95,626          3,500       80,756      89,247
- ----------------------------------------------------------------------------------------------------------

(1) A portion of both the annual bonus and long-term plan payout is paid in restricted stock, valued at fair market value as of the first business day of the month of grant, in lieu of cash and is included in the amounts shown in the table. The total number (and value) of restricted shares granted during the last five years in lieu of cash bonuses and held at the end of 1994 (which excludes 1995 grants made in lieu of a portion of the 1994 annual and long-term bonus awards) for the named executives were: Mr. Garaventi, 7,987 ($456,257); Mr. Mulroney, 17,276 ($986,892); Dr. Naylor,
    11,041 ($630,717); Dr. Vassiliou, 5,537 ($316,301) and Mr. Wilson, 30,037
    ($1,715,864). Dividends are paid currently on restricted shares and such shares may be voted.

(2) These amounts represent the payment of taxes in excess of those that would be incurred in the U.S. as provided in the Company's foreign service policy.

(3) All Other Compensation includes the Employee Stock Ownership and Savings Plan allocation, foreign service allowances and the vacation, long service, and benefits bonuses. During 1994 these were as follows: the Employee Stock Ownership/Savings Plan allocation was $5,492 for each named executive. Dr. Vassiliou received $56,782 for foreign service allowances. Benefit bonuses paid in lieu of certain benefits provided at company expense to other employees were: Mr. Garaventi -- $1,574, Mr. Mulroney -- $3,715, Dr.
    Naylor -- $3,214, Dr. Vassiliou -- $1,083, and Mr. Wilson -- $4,787. The vacation bonus program has been discontinued and no long service bonuses were paid in 1994.

                             OPTION GRANTS IN 1994
- --------------------------------------------------------------------------------

                                  INDIVIDUAL GRANTS                                     GRANT VALUE DATE
- ---------------------------------------------------------------------------------------------------------
                                    NUMBER OF       % OF
                                    SECURITIES     TOTAL      EXERCISE
                                    UNDERLYING    OPTIONS       OR
                                     OPTIONS     GRANTED TO    BASE                        GRANT DATE
                                     GRANTED     EMPLOYEES    PRICE       EXPIRATION         PRESENT
               NAME                    (#)        IN 1994     (S/SH.)        DATE             VALUE
- ---------------------------------------------------------------------------------------------------------
                                         (1)                     (2)                              (3)

J. L. Wilson                           9,500         9.4%     $58.75     Jan. 4, 2004       $ 132,834

D. C. Garaventi                        3,700         3.7%      58.75     Jan. 4, 2004          51,735

J. P. Mulroney                         6,500         6.4%      58.75     Jan. 4, 2004          90,886

R. E. Naylor                           4,500         4.4%      58.75     Jan. 4, 2004          62,921

B. A. Vassiliou                        3,700         3.7%      58.75     Jan. 4, 2004          51,735

- --------------------------------------------------------------------------------

(1) Options are first exercisable January 5, 1995, except in the case of death or retirement when shares would be exercisable any time after July 4, 1994.

(2) The exercise price is the average of the high and low New York Stock Exchange prices for Rohm and Haas common stock on the January 5, 1994 grant date.

(3) Grant date values are estimated using the Black-Scholes option pricing model; however the Company does not believe that model, or any other, can determine with reasonable accuracy a present value of the stock options because all models are based on unknown and volatile factors. Assumptions used for the Black-Scholes model are as follows:

Risk-free interest rate:    5.20%          Volatility:          0.2669
Dividend yield:             3.09%          Time to exercise:    10 years

    Although executives face uncertain risks of forfeiture, these risks are not considered in estimating the grant date values.

                      AGGREGATED OPTION EXERCISES IN 1994,
                       AND DECEMBER 31, 1994 OPTION VALUE
- --------------------------------------------------------------------------------

                         EXERCISE   REALIZED   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
         NAME              (#)        ($)           (#)            (#)            ($)            ($)
- --------------------------------------------------------------------------------------------------------

J. L. Wilson               4,704    $153,060       9,500          59,041          $ 0        $1,384,896

D. C. Garaventi            2,850     108,537       3,700          35,892            0           740,665

J. P. Mulroney             3,704     133,333       6,500          62,041            0         1,232,277

R. E. Naylor               4,245     105,519       4,500          30,939            0           558,591

B. A. Vassiliou                0           0       3,700          15,792            0           228,927

- --------------------------------------------------------------------------------

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1994
- --------------------------------------------------------------------------------

                                              NUMBER OF         PERFORMANCES      ESTIMATED FUTURE PAYOUTS
                                            SHARES, UNITS         PERIOD        UNDER NON-STOCK PRICE PLANS
                                           OR OTHER RIGHTS         UNTIL        ----------------------------
                  NAME                           (#)              PAYOUT        THRESHOLD            TARGET
- ------------------------------------------------------------------------------------------------------------
J. L. Wilson                                   $248,540           12/31/96      $ 124,270           $248,540

D. C. Garaventi                                  92,630           12/31/96         46,315             92,630

J. P. Mulroney                                  166,700           12/31/96         83,350            166,700

R. E. Naylor                                    115,120           12/31/96         57,560            115,120

B. A. Vassiliou                                  92,630           12/31/96         46,315             92,630

- --------------------------------------------------------------------------------

Long-term bonus awards payable in cash and restricted stock are determined by multiplying a bonus standard for the executive's level times two factors: 1) the Company's three-year average return on equity (ROE) divided by the combined ROE of companies in the Value Line Industrial Composite and 2) the Company's ROE divided by the greater of 13% or the Value Line Industrial Composite three year ROE less 2%.

The numbers shown in the column titled "Number of Shares, Units or Other Rights" are bonus standards in dollar amounts set so that resulting bonuses combined with gains from stock options granted at the same time will produce total long-term compensation slightly below the median level provided by other industrial companies of like size and profitability, if the Company just meets performance targets.

No payouts are allowed if the product of the two ROE ratios is less than 0.5, which would occur for example when Company ROE performance is 70% or less of the competition's ROE and of the ROE standard established by the Executive Compensation Committee. The payouts in the Threshold column are based on that number. Payouts in the Target column assume the Company's ROE matches both the competitive and standard ROEs. There is no maximum ROE performance limit and, therefore, no maximum award.

                               PENSION PLAN TABLE
- --------------------------------------------------------------------------------

AVERAGE SALARY                           YEARS OF SERVICE
     AND           ------------------------------------------------------------
 ANNUAL BONUS      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -------------------------------------------------------------------------------
  $  200,000       $ 43,740     $ 58,320     $ 72,900     $ 87,480     $100,000

     400,000         88,740      118,320      147,900      177,480      200,000

     600,000        133,740      178,320      222,900      267,480      300,000

     800,000        178,740      238,320      297,900      357,480      400,000

   1,000,000        223,740      298,320      372,900      447,480      500,000

   1,200,000        268,740      358,320      447,900      537,480      600,000
- -------------------------------------------------------------------------------

This table shows the approximate aggregate annual pension benefit under the Pension Plan for Salaried Employees and the supplemental Executive Pension Parity Plan. Average salary is based on the highest consecutive 36 month base salary. Annual bonus is the average of the bonuses earned under the annual bonus plan in the seven years prior to retirement, excluding the highest and lowest of those bonuses. The table includes offsets for Social Security. As of December 31, 1994, the years of credited service on which benefits are based for the named executives are: Mr. Garaventi, 36 years; Mr. Mulroney, 37 years; Dr. Naylor, 29 years; Dr. Vassiliou; 34 years Mr. Wilson, 29 years.

REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

  The Executive Compensation Committee is responsible for assuring appropriate compensation of the Company's executive officers. Total compensation of Company executives is based on corporate and individual performance. Corporate performance is measured by the Company's return on equity compared to other chemical companies and to the long-term returns of a broad range of U.S. companies. Return on equity is used because of its strong relationship to stockholder value. Individual performance is measured primarily by results achieved compared to objectives agreed to at the start of the year. For the CEO and other executive officers, these objectives and the results achieved are reviewed by the Nominating Committee and its findings are communicated to the Executive Compensation Committee which determines the compensation consequences. Incentive compensation is paid in cash, restricted stock and by use of stock options.

  When the Company's performance just meets performance targets established by the Executive Compensation Committee, the Committee intends executive compensation to be slightly below the median levels of our competitors' compensation. As the Company's performance moves beyond those targets and the performance of our competitors, the Committee intends our executive compensation to move toward the high end of our competitors' compensation. If the Company's performance should fall below the performance targets, the Committee intends executive compensation to fall toward the low end of our competitors' compensation. The formulas described below are designed to achieve these results.

  It is the Committee's intention that all compensation paid to executive officers be fully deductible under the Internal Revenue Code of 1986, as amended.

  SALARIES--Executive salaries are established under the same system used for most Company salaried employees. Individual salaries are targeted to an amount, based on the person's performance, in a salary range for that person's level. The salary range for each level is centered around the median salary for comparable positions in other industrial companies of generally the same size and profitability as determined through widely used surveys.

  ANNUAL BONUSES--The top six executive officers were paid annual bonuses under two plans in 1994. One plan, the Top Executive Annual Performance Award Plan (TEAPA) approved by stockholders in 1994, is based entirely on corporate performance and amounts paid under this plan were determined by the following formula: the product of a corporate factor times a bonus standard for the individual's level. The corporate factor is determined by relating the Company's return on opening equity (ROE) performance (adjusted for certain unusual items) to the ROE of twenty five of the largest chemical companies and to an absolute ROE standard equal to the greater of 13% or the average ROE of the twenty five companies minus 2%. The product of those two ratios was 1.090 which is the Company's 1994 corporate factor. The corporate factor would be 1.0 if the Company just met performance targets. The bonus standards are dollar amounts set to pay bonuses at approximately 70% of the median of bonuses paid by other industrial companies of generally the same size and profitability, if the Company just meets performance targets. Competitive bonus practices are determined through the same surveys on which salary ranges are based. The second plan is a discretionary bonus plan based on individual performance against objectives established by the Nominating Committee at the beginning of the year. The Executive Compensation Committee determines bonuses paid under this plan which may range from 0 to 60% of the amounts paid under TEAPA.

  LONG-TERM BONUSES--The long-term bonus is based on a three year cycle. For the three year cycle starting in 1994, six top executives participated in the Top Executive Long-Term Award Plan (TELTAP) approved by stockholders in 1994. The bonuses under this plan are determined by the following formula: the product of a corporate factor for the three year period times a long-term bonus standard. The corporate factor for the long-term plan is determined by relating the Company's three year ROE (adjusted for certain unusual items) to the three year ROE of companies in the Value-Line Industrial Composite and to the greater of 13% or the Value Line Industrial Composite three year average less 2%. The bonus standards for the long-term award are dollar amounts that are set to pay bonuses, when combined with the stock options granted, slightly below the median of bonuses paid by other industrial companies of generally the same size and profitability, if the Company just meets performance targets.

  For the three year cycle ending in 1994, these six executives participated in the Long-Term Award Plan in which approximately 80 executives participated. Bonuses under this plan are determined by the following formula: the product of the average of the individual's performance ratings over the three year period times a corporate factor for the three year period times a long-term bonus standard. The determination of the corporate factor and the bonus standards is the same as under TELTAP. For the cycle ending in 1994, the long-term corporate factor was 1.075.

  STOCK--Participants in the Amended Stock Option Plan of 1992 received stock options with an exercise price equal to the average of the high and low prices on the New York Stock Exchange on the date of grant. The Committee determines guidelines for the granting of stock options so that the value of the stock options granted combined with long-term bonus awards would pay slightly below the median of total long-term compensation of other industrial companies of generally the same size and profitability at target performance. Stock options are granted to approximately 80 senior managers. Eight executive officers received a portion of their annual and long-term bonuses in restricted stock in lieu of cash. The restrictions lapse after a five-year period.

  BENEFITS--The benefits provided for executives are in line with those of all parent company employees and with those provided by other large chemical companies.

PERFORMANCE OF THE COMPANY AND ITS CHIEF
EXECUTIVE OFFICER

  Chief Executive Officer J. Lawrence Wilson committed the Company to a comeback from the frustrating results of 1993 and, with the help of 12,000 Rohm and Haas people around the world, did just that. The Company reported the highest sales and earnings in its history. Major progress was made in improving productivity. Mechanisms were put in place in every business to better identify and serve the needs of the customers. Improvements in safety reduced worker injuries by more than 30%. The Company continued to build upon its Total Quality Leadership and environmental stewardship initiatives. In addition the Committee believes that Mr. Wilson has initiated difficult and important changes that set the course for continued improvements in the future. As a result, Mr. Wilson exceeded the objectives the Nominating Committee established for him at the outset of the year.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The Executive Compensation Committee increased Mr. Wilson's salary by $26,000 early in 1994, reflecting the increase in the Company's salary ranges between 1993 and 1994, Mr. Wilson's long-term performance and the Committee's expectations of his future performance.

  Mr. Wilson's 1994 annual bonus under TEAPA was determined by multiplying the corporate performance factor of 1.090 times a bonus standard established by the Committee before the beginning of the year. The resulting bonus of $225,761 was paid 28% in cash and 72% in restricted stock under the Rohm and Haas Restricted Stock Plan of 1992. In addition, the Committee authorized a discretionary cash bonus of $125,000 based on Mr. Wilson's performance against the objectives established for him by the Nominating Committee at the beginning of the year.

  Mr. Wilson's long-term bonus for the 1992-94 period was the product of the average of his annual performance ratings over the three year period times the three year corporate performance factor of 1.075 times a long-term bonus standard established by the Committee before the beginning of the period. Half of this award was paid in cash and half in restricted stock under the Rohm and Haas Restricted Stock Plan of 1992.

  Mr. Wilson's 1994 stock option grants followed the Committee's guidelines and have an exercise price equal to the fair market price on the date granted.

  EXECUTIVE COMPENSATION COMMITTEE--Daniel B. Burke, Chairman, Earl G. Graves, Sandra O. Moose, Alan Schriesheim.

                    CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
          ROHM AND HAAS COMPANY, S&P 500 INDEX AND S&P CHEMICAL INDEX

      MEASUREMENT PERIOD         ROHM AND HAAS    S&P 500        S&P CHEMICAL
    (FISCAL YEAR COVERED)           COMPANY        INDEX             INDEX
1989                                    100.00          100.00          100.00
1990                                    104.31           96.89           84.91
1991                                    133.93          126.42          110.73
1992                                    168.65          136.05          121.25
1993                                    192.16          149.76          135.60
1994                                    188.95          151.74          156.98

Source: Standard & Poor

This comparison of five year cumulative total return assumes $100 invested on December 31, 1989 in Rohm and Haas Company Common Stock, S&P 500 Index and S&P Chemical Industry Composite Index and the reinvestment of dividends.

STOCK OWNERSHIP

  The following table lists the beneficial owners of more than 5% of the outstanding shares of the common and $2.75 cumulative convertible preferred stock of the Company.
- --------------------------------------------------------------------------------

                                                                              SHARES       PERCENTAGE OF
                                                                            BENEFICIALLY       CLASS
                        SHAREHOLDERS                             CLASS        OWNED         OUTSTANDING
- --------------------------------------------------------------------------------------------------------
John C. Haas, John O. Haas, William D. Haas and Thomas W.      common       10,414,457(2)      15.39%
  Haas and two income trusts of which they, together with
  Mellon Bank (East) N.A., are trustees(1)

Four charitable income trusts and a charitable foundation of   common       12,721,372(3)      18.80%
  which John C. Haas, John O. Haas, William D. Haas and
  Thomas W. Haas, together or individually, are trustees or
  directors with others(1)

Rohm and Haas Company Employee Stock Ownership Plan, 100       common        6,177,234(4)       9.13%
  Independence Mall West, Philadelphia, PA 19106

AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie           common        3,675,395          5.43%
  Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha
  Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle
  as a group, AXA, The Equitable Companies Incorporated and
  their subsidiaries(5)

Lucia H. Shipley and Charles R. Shipley, Jr.(6)                preferred     1,955,305         73.18%

William H. MacCrellish, Jr.(7)                                 preferred       249,283          9.33%

Trustees under the Shipley Company Employee Stock Ownership    preferred       350,588         13.12%
  Plan

- --------------------------------------------------------------------------------

(1) John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of the Company. John O. Haas, 425 Lombard St., Philadelphia PA 19147, William D. Haas, P. O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 583 Bay Road, Durham, NH 03824, are the sons of the late F. Otto Haas and the nephews of John C. Haas.

(2) John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas own directly 135,785, 169,253, 106,120 and 208,371 shares respectively. Together with Mellon Bank they have voting and investment power for 9,794,928 shares in the two income trusts.

(3) John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas share voting power and together with CoreStates Bank, N.A. have investment power for 9,163,380 shares in two charitable trusts. John C. Haas shares voting and investment power with other trustees in another charitable trust holding 1,161,384 shares and John O. Haas, William D. Haas and Thomas W. Haas share voting and investment power with other trustees in another charitable trust holding 1,161,384 shares. John O. Haas, William D. Haas and Thomas W. Haas share voting and investment power with other directors of The William Penn Foundation which holds 1,235,224 shares. They disclaim beneficial interest in these trusts and foundation.

(4) 825,333 of the shares have been allocated to employee accounts.

(5) Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle are at 101-100 Terasse Boiedlieu, 92042 Paris La Defense France; AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle are at La Grande Arche, Pardi Nord, 92044 Paris La Defense France; Uni Europe Assurance Mutuelle is at 24 Rue Drouot, 75009 Paris France; AXA is at 23, Avenue Matignon, 75008 Paris France; The Equitable Companies Incorporated is at 787 Seventh Avenue, New York, NY 10019.

(6) Lucia H. Shipley and Charles R. Shipley, Jr., 3507 West Gulf Drive, Sanibel, FL 33957, are spouses. The Lucia H. Shipley 1993 Revocable Trust, of which Mrs. Shipley is the trustee, and the Charles R. Shipley, Jr. 1993 Revocable Trust, of which Mr. Shipley is the trustee, own 948,407 and 948,402 shares, respectively, of Preferred Stock. As Shipley Institute of Medicine directors, Mr. and Mrs. Shipley, together with others, share investment and voting power in 58,496 shares owned by the Institute. The Institute's Preferred

    Stock, beneficial ownership of which is disclaimed by Mr. and Mrs. Shipley, is also shown in the table to be beneficially owned by Mr. MacCrellish.

(7) Mr. MacCrellish, Nutter, McClennen & Fish, One International Place, Boston, MA 02110-2699, owns directly 10,390 shares of Preferred Stock and together with others shares investment and voting power in 238,893 shares of Preferred Stock held by Shipley Institute of Medicine and 11 Shipley family trusts of which he is a director and trustee, respectively. He disclaims beneficial interest in the trusts and the Institute. The numbers attributed to Mr. MacCrellish do not include the shares held by the Shipley Company ESOP of which he is a trustee. He is Of Counsel to Nutter, McClennen & Fish which received $125,768 in legal fees from Shipley Company in 1994.

EXECUTIVE OFFICERS AND DIRECTORS

  The following table lists the shares of Company common stock owned by the listed executive officers, the directors and all executive officers and directors as a group as of March 15, 1995. None of the executive officers or directors owns preferred stock.
- --------------------------------------------------------------------------------

                                 NAME                        SHARES BENEFICIALLY OWNED
              ----------------------------------------------------------------------------
              G. B. Beitzel                                            11,036

              D. B. Burke                                              3,118

              D. C. Garaventi                                 65,219 (including 39,592
                                                                exercisable options)

              E. G. Graves                                             2,413

              J. A. Henderson                                          2,205

              J. H. McArthur                                           1,772

              P. F. Miller                                             17,547

              S. O. Moose                                              2,372

              J. P. Mulroney                                 134,574 (including 68,541
                                                                exercisable options)

              R. E. Naylor                                    61,880 (including 35,439
                                                                exercisable options)

              G. S. Omenn                                              3,977

              R. H. Schmitz                                             581

              A. Schriesheim                                           2,205

              B. A. Vassiliou                                 27,032 (including 19,492
                                                                exercisable options)

              M. C. Whittington                                        3,153

              J. L. Wilson                                   148,686 (including 84,546
                                                                exercisable options)

              All executive officers and directors                   774,949(1)
                as a group

           ----------------------------------------------------------

           (1) Includes 453,138 exercisable options, 41,142 shares allocated under the Company savings plan or ESOP and 89,340 restricted shares. All executive officers and directors as a group own 1.14% of the outstanding common stock.

INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP has served as the Company's principal independent accountants since 1953 and will continue in that capacity for 1995.

  A representative of KPMG Peat Marwick LLP will attend the annual meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

OTHER BUSINESS

  The Board of Directors is not aware of any other business to be presented at the meeting for stockholder action. If other matters arise at the meeting, the shares represented by duly executed proxies will be voted in the best judgment of the persons named in the proxy.

1996 ANNUAL MEETING PROPOSALS

  Proposals from stockholders intended to be presented at the annual meeting in 1996 must be received by the Secretary of the Company by November 27, 1995.

                                                           ROHM AND HAAS COMPANY
                                                   NOTICE OF 1995 ANNUAL MEETING
                                                             AND PROXY STATEMENT

(LOGO)THIS DOCUMENT HAS BEEN PRINTED
ENTIRELY ON RECYCLED PAPER.

                             ROHM AND HAAS COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     THE UNDERSIGNED HEREBY APPOINTS P. F. MILLER, JR., J. P. MULRONEY AND J. L. WILSON, AND EACH OF THEM, WITH POWER OF SUBSTITUTION, AS PROXIES AT THE ANNUAL MEETING OF STOCKHOLDERS OF ROHM AND HAAS COMPANY TO BE HELD ON MAY 1, 1995, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE THE SHARES OF STOCK OF THE COMPANY WHICH THE UNDERSIGNED IF PERSONALLY PRESENT WOULD BE ENTITLED TO VOTE. IF THE UNDERSIGNED PARTICIPATES IN THE ROHM AND HAAS EMPLOYEES SAVINGS PLAN, THE UNDERSIGNED ALSO HEREBY DIRECTS THE TRUSTEES OF THE EMPLOYEE STOCK OWNERSHIP TRUST AND THE NON-ESOP THRIFT FUND TO VOTE SHARES HELD IN THE TRUSTS AS INDICATED ON THIS CARD.


                 (Continued and to be SIGNED on the other side)

THIS PROXY WILL BE VOTED AS DIRECTED BELOW; WHERE NO DESIGNATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE PROPOSED DIRECTORS.


1.  ELECTION OF DIRECTORS:                              /  /  FOR  /  / WITHHELD
    G. B. Beitzel, D. B. Burke, E. G. Graves, J. A. Henderson, J. H. McArthur,
    P. F. Miller, Jr., S. O. Moose, J. P. Mulroney, R. E. Naylor, G. S. Omenn,
    R. H. Schmitz, A. Schriesheim, M. C. Whittington, J. L. Wilson

    FOR, except vote withheld from the following nominee:_______________________

2. IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.





______________________________________________
Signature(of) of Stockholder(s)       Date




_______________________________________________
Please sign your name exactly as it appears to the left. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please give your full title.